UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(RULE 14A-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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GAINSCO, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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GAINSCO, INC.

3333 Lee Parkway, Suite 1200
Dallas, Texas 75219

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 10, 2006

TO THE SHAREHOLDERS:

The annual meeting of the shareholders of GAINSCO, INC. (the “Company”) will be held on the 1st Floor , 3333 Lee Parkway, Dallas, Texas 75219, on May 10, 2006, at 9:00 a.m. (Dallas Time) for the following purposes:

1.             To elect a Board of Directors consisting of eight persons; and

2.             To transact such other business as may properly come before the Meeting or any adjournment(s) thereof.

Only shareholders of record as of the close of business on April 7, 2006 will be entitled to notice of or to vote at this meeting or any adjournment or adjournments thereof. A copy of the Annual Report to Shareholders for the fiscal year ended December 31, 2005 is being mailed concurrently with the mailing of this proxy statement.

We encourage you to vote. Whether or not you expect to attend the meeting, please either complete, date and sign the enclosed Proxy and mail it promptly or vote your shares by using the Internet or by telephone in accordance with the instructions contained on the enclosed form of Proxy to assure that your shares are represented at the meeting. A return envelope (which is postage pre-paid if mailed in the United States) is provided. Even if you have given your Proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank, or other nominee and you wish to vote at the meeting, you must obtain from the record holder a Proxy issued in your name.

BY ORDER OF THE BOARD OF DIRECTORS

JOHN S. DANIELS,

Secretary

Dallas, Texas
April 18, 2006

GAINSCO, INC.

3333 Lee Parkway, Suite 1200

Dallas, Texas 75219

PROXY STATEMENT

for the

ANNUAL MEETING OF SHAREHOLDERS

to Be Held on May 10, 2006

This proxy statement (the “Proxy Statement”) is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of GAINSCO, INC., a Texas corporation (the “Company”), for use in connection with the annual meeting of the shareholders of the Company (the “Meeting”) to be held on the 1st Floor, 3333 Lee Parkway, Dallas, Texas 75219, on May 10, 2006, at 9:00 a.m. (Dallas Time), and at any adjournment thereof. This Proxy Statement and the enclosed form of proxy were first mailed to security holders on or about April 18, 2006.

The solicitation of proxies is being made and paid for by the Company. In addition to soliciting proxies by use of the mails, the Company’s officers, directors and other regular employees, without additional compensation, may solicit proxies personally or by other appropriate means. It is also contemplated that, for a fee of approximately $5,000 plus certain expenses, additional solicitation will be made by personal interview, telephone or other appropriate means under direction of Morrow & Co., Inc., 445 Park Avenue, New York, New York 10022-4799.

If the enclosed proxy is properly executed and returned, the shares represented thereby will be voted in the manner specified. If no specification is made in the proxy, then the shares will be voted in favor of the recommendations of the Board. A proxy may be revoked by a shareholder at any time prior to the actual exercise thereof by written notice to the Secretary of the Company, by submission of another proxy bearing a later date or by attending the Meeting and voting in person. However, if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Meeting, you must obtain from the record holder a proxy issued in your name.

RECORD DATE AND VOTING SECURITIES

Only holders of record as of the close of business on April 7, 2006 (the “Record Date”) of shares of the Company’s common stock, par value $0.10 per share (“Common Stock”) will be entitled to vote on matters presented at the Meeting.

Each share of Common Stock outstanding on the Record Date is entitled to one vote on each matter to come before the Meeting.

On the Record Date there were outstanding 20,225,574 shares of Common Stock, constituting all of the outstanding shares entitled to vote at the meeting. A majority of the shares of Common Stock outstanding on the Record Date constitutes a quorum. Cumulative voting is not permitted.

All shares of Common Stock represented at the Meeting in person or by proxy are counted in determining the presence of a quorum. Directors are elected by plurality vote and, therefore, the eight nominees receiving the highest number of affirmative votes shall be elected as directors, if a quorum is present. Abstentions and broker non-votes will not be counted or entitled to vote.

In this Proxy Statement, references to numbers of shares of Common Stock and related prices of Common Stock are adjusted to reflect the one for four reverse stock split that became effective on November 21, 2005.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of the Record Date, the number of shares of Common Stock beneficially owned (as defined by the rules of the SEC) by (i) each person who is known to the Company to be the beneficial owner of more than five percent of the outstanding Common Stock, (ii) each director of the Company, (iii) the Chief Executive Officer and each of the other Named Executives (defined under “EXECUTIVE COMPENSATION – Summary Compensation Table”) for the year ended December 31, 2005, and (iv) all of the directors and executive officers of the Company as a group. Except as otherwise indicated in footnotes to the table, the address for all of the persons listed is 3333 Lee Parkway, Suite 1200, Dallas, Texas 75219.

	Amount and Nature of Beneficial Ownership (1)
Name of Beneficial Owner	Number of Shares (2)		Percent of Common Stock (3)

Goff Moore Strategic Partners, L.P. (“GMSP”) and John C. Goff (4)	7,132,121	(5)	34.6%
Robert W. Stallings	4,500,583	(6)	22.3%
James R. Reis and First Western Capital, LLC	2,260,241	(7)	11.2%
Glenn W. Anderson	347,350	(8)	1.7%
Joel C. Puckett	163,207	(9)	*
Sam Rosen	79,412	(9)(10)	*
Richard M. Buxton	30,257	(9)(11)	*
John H. Williams	22,981	(9)	*
Harden H. Wiedemann	18,067	(9)	*
Michael S. Johnston	17,839	(9)(11)	*
Robert J. Boulware	6,013		*
Directors and executive officers as a group (13 persons)	14,631,217	(12)	70.1%

* Less than 1%

(1)           On the Record Date, there were outstanding 20,225,574 shares of Common Stock.

(2)           To the best of the Company’s knowledge, each person named has sole investment and voting power with respect to all shares of Common Stock shown as beneficially owned by the person, except as otherwise indicated below. Under applicable SEC rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), a person is deemed the “beneficial owner” of a security with regard to which the person, directly or indirectly, has or shares (a) the voting power, which includes the power to vote or direct the voting of the security, or (b) the investment power, which includes the power to dispose or direct the disposition of the security, in each case irrespective of the person’s economic interest in the security. Under these SEC rules, a person is deemed to beneficially own securities which the person has the right to acquire within 60 days, including (x) through the exercise of any option or warrant or (y) through the conversion of another security.

(3)           Calculated as of a particular date by dividing the number of shares beneficially owned by such person by the number of shares of Common Stock outstanding plus the number of shares as to which the person has the right to acquire voting or investment power (or both) within 60 days.

(4)           Mr. Goff may be deemed the beneficial owner of the shares of Common Stock beneficially owned by GMSP because he is a Managing Principal of the managing general partner of GMSP. He is the owner of 82.3% of the limited partner interests in the limited partnership that is the managing general partner of GMSP and 50% of the membership interests in the limited liability company which is its general partner, and is a designee of GMSP on the Board. The address of GMSP is 777 Main Street, Suite 2100, Fort Worth, Texas 76102.

(5)           Includes (i) 10,500 shares of Common Stock that Mr. Goff has the right to acquire upon exercise of options, and (ii) 387,500 shares of Common Stock issuable upon exercise of a warrant. GMSP and certain of its affiliates are subject to a contractual standstill agreement. See “ELECTION OF DIRECTORS—Certain Transactions—2005 Recapitalization.”

(6)           Mr. Stallings is the executive Chairman of the Board and chief strategic officer. Mr. Stallings is subject to a contractual standstill agreement.

(7)           Mr. Reis may be deemed the beneficial owner of 1,682,468 shares of Common Stock beneficially owned by First Western Capital, LLC (“First Western”) because he is its sole manager and member. In addition, Mr. Reis individually owned 577,773 shares on the Record Date. Mr. Reis is Executive Vice President of the Company and is subject to a contractual standstill agreement.

(8)           Includes (i) 57,500 shares of Common Stock that Mr. Anderson has the right to acquire upon exercise of options, (ii) 150,000 shares of Common Stock issued to Mr. Anderson in January, 2005, 100,000 of which were initially restricted shares. Of those 100,000 shares, 80,000 remained restricted shares as of the Record Date. The restricted shares cease to be subject to forfeiture conditions as to 20,000 shares on each anniversary of the grant date. See “ELECTION OF DIRECTORS – Certain Transactions - 2005 Recapitalization - Anderson Employment Agreement,” and (iii) 54,126 shares issuable after vesting on March 31, 2006 of restricted stock units granted pursuant to the 2005 Long-Term Incentive Compensation Plan (the “2005 Plan”), which shares had not been issued as of the Record Date.

(9)           Includes the following numbers of shares that the designated individuals have the right to acquire upon exercise of options: Mr. Puckett – 23,100; Mr. Rosen – 23,100; Mr. Buxton – 13,291; Mr. Williams – 12,600; Mr. Wiedemann – 14,700; and Mr. Johnston – 2,106.

(10)         Includes 1,055 shares owned by Mr. Rosen’s wife as to which Mr. Rosen disclaims beneficial ownership.

(11)         Includes the following numbers of shares issuable after vesting on March 31, 2006 of restricted stock units granted pursuant to the 2005 Plan: Mr. Buxton – 9,636 shares; and Mr. Johnston – 15,733 shares, which shares had not been issued as of the Record Date.

(12)         The group consists of the persons identified in the table and the executive officers identified under “ – Executive Officers of the Registrant.” Includes (i) 169,431 shares that may be acquired upon exercise of options, (ii) 387,500 shares that may be acquired upon exercise of a warrant, and (iii) 96,467 shares issuable after vesting on March 31, 2006 of restricted stock units granted pursuant to the 2005 Plan, which shares had not been issued as of the Record Date.

ELECTION OF DIRECTORS

Number of Directors

The Bylaws of the Company provide that the Board shall consist of eight directors until changed by resolution adopted by the Board. The Board has determined that the number of directors constituting the Board as of the date of the Meeting shall continue to be eight as provided in the Bylaws.

Corporate Governance Committee

The Board has a Corporate Governance Committee consisting of the following independent directors:  Joel C. Puckett, Chairman, Robert J. Boulware and John H. Williams. See “Nominees” below regarding the background of these individuals, each of whom would qualify as an “independent director” under Section 121A of the American Stock Exchange (“AMEX”) Company Guide and New York Stock Exchange (“NYSE”) Rules 303A.02 and 303A.06. The Company’s Common Stock was listed for trading on the AMEX on July 25, 2005. The Corporate Governance Committee was created by resolution of the Board of Directors in 2005 to assume the duties formerly performed by both the Nominating Committee and the Executive Committee. In 2005, the Corporate Governance Committee held two meetings and, prior to the creation of the Corporate Governance Committee, the Nominating Committee held one meeting. The Executive Committee did not meet in 2005.

Although the Company’s Common Stock is not listed or traded on the NYSE, the Company is contractually obligated, at least until January 21, 2007, to comply with certain requirements of the NYSE, including those pertaining to corporate governance and set forth in NYSE Rules 303A.01-303A.10. Pursuant to those rules, a majority of the directors must be “independent” as that term is defined in NYSE Rule 303A.2, and the Board must make a determination of such independence. In accordance with that requirement, the Board has determined that Messrs. Boulware, Puckett, Rosen, Wiedemann and Williams are “independent” under Rule 303A.2. In making that determination, the Board considered requirements and limitations adopted by the NYSE in its rules. In most cases, the directors deemed to be independent have not had any business relationship with the Company other than their positions as directors. Mr. Rosen served as the Secretary of the Company until March 2, 2005 and that position resulted in a different analysis of independence than was used with the other directors. However, the Board concluded that Mr. Rosen’s holding the office of Secretary and performing the duties associated with that office did not affect his status as an independent director under the NYSE standard for independence.

The Board has empowered the Corporate Governance Committee to develop and maintain criteria and procedures for the identification and recruitment of candidates for election to serve as directors of the Company, including consideration of the performance of incumbent directors in determining whether to nominate them for reelection, as well as the tenure policy of the Board with regard to directors. The Corporate Governance Committee is directed to make appropriate recommendations to the Board with respect to individuals to be included among management’s nominees, and, as appropriate, to the shareholders of the Company with respect to the election of directors. The Charter of the Corporate Governance Committee, which appears on the Company’s website (www.gainsco.com), also sets forth the responsibilities of the committee with respect to performing the duties formerly assigned to the Executive Committee and reviewing proposed transactions in which related parties have any interest. The Corporate Governance Committee would consider nominees proposed by shareholders, but it has not specified any guidelines or policies for such consideration or adopted minimum qualifications or other specific criteria that a nominee would be required to meet in order to be considered. The Corporate Governance Committee would apply the same general criteria in evaluating potential nominees whether they are proposed by shareholders or otherwise identified for consideration.

Nomination Procedures

Section 2.13 of the Company’s Bylaws provides that only persons who are nominated in accordance with the following procedures shall be eligible for election as directors. Nominations of persons for election to the Board may be made at a meeting of shareholders by or at the direction of the Board, by the Corporate Governance Committee or any person appointed by the Board or by any shareholder of the Company entitled to vote for the election of directors at the meeting who complies with the notice procedures set forth in Section 2.13 of the Bylaws. Such nominations, other than those made by or at the direction of the Board, shall be made pursuant to timely notice in writing to the Secretary of the Company. To be timely, a shareholder’s notice must be delivered to or mailed and received at the principal executive offices of the Company (3333 Lee Parkway, Suite 1200, Dallas, Texas 75219) not less than fifty (50) days nor more than seventy-five (75) days prior to the meeting; provided, however, that in the event that less than sixty-five (65) days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, to be timely notice by the shareholder must be so received not later than the close of business on the 15th day following the date on which such notice of the date of the meeting was mailed or such pubic disclosure was made. Such shareholder’s notice to the Secretary must set forth (a) as to each person whom the shareholder proposes to nominate for election or re-election as a director (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class and number of shares of capital stock of the Company which are beneficially owned by the person, and (iv) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14A under the Exchange Act; and (b) as to the shareholder giving the notice, (i) the name and record address of the shareholder and (ii) the class and number of shares of capital stock of the Company which are beneficially owned by the shareholder. The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as a director of the Company. No person shall be eligible for election as a director of the Company unless nominated in accordance with the procedures set forth in Section 2.13 of the Bylaws.

Contractual Rights to Board Nominations

Two of the Company’s eight directors serve pursuant to contractual arrangements:  John C. Goff and Robert W. Stallings. Mr. Goff was initially nominated by the Board pursuant to GMSP’s 1999 agreement with the Company described below under “Certain Transactions,” and is currently nominated pursuant to the Securities Exchange Agreement dated August 27, 2004, described below under “Certain Transactions – 2005 Recapitalization.” Mr. Stallings was initially nominated by the Board pursuant to his 2001 agreement with the Company described below under “Certain Transactions” and is currently nominated pursuant to the Stock Investment Agreement dated August 27, 2004 described below under the same heading.

Nominees

Upon the recommendation of the Corporate Governance Committee, the Board has nominated the following eight candidates for election as directors to serve until the next annual meeting of shareholders and until their respective successors are duly elected and qualified. Each nominee is currently serving as a director and is currently serving on the Board committees indicated below.

Name	Age	Director Since

Glenn W. Anderson (3)	53	1998

Mr. Anderson has served as President and Chief Executive Officer of the Company since April, 1998. Prior to joining the Company, Mr. Anderson served as Executive Vice President of USF&G Corporation and as President of the Commercial Insurance Group of United States Fidelity & Guaranty Company, positions which he held since 1996. From 1995 to 1996 he served as Executive Vice President, Commercial Lines of that company. Mr. Anderson served from 1993 to 1995 as Senior Vice President, Commercial Lines Middle Market, for USF&G Corporation. Mr. Anderson has been engaged in the property and casualty business since 1975.

Robert J. Boulware (2)(4)	49	2005

Mr. Boulware is President and Chief Executive Officer of ING Funds Distributor, LLC, a wholly owned subsidiary of ING Groep, N.V. engaged in the distribution of mutual funds through intermediary and affiliate channels, with which he has been an executive officer since 1992. Mr. Boulware has specialized in wholesale distribution in financial services for 25 years. Mr. Boulware is a director of Norwood Promotional Products, Inc., a leading supplier of promotional items in the U.S.

John C. Goff	50	1997

Mr. Goff is Chief Executive Officer and Vice Chairman of the Board of Trust Managers of Crescent Real Estate Equities Co. (NYSE - CEI) (“CEI”), Sole Director and Chief Executive Officer of Crescent Real Estate Equities Ltd., the general partner of Crescent Real Estate Equities, L.P. (“CREELP”) and Managing Principal of GMSP. Crescent Operating, Inc., an entity spun off by CEI and CREELP to their respective stockholders and limited partners and of which Mr. Goff had been President and Chief Executive Officer until he resigned in 2002, filed a stockholder approved pre-packaged Chapter 11 bankruptcy reorganization plan in 2003.

Joel C. Puckett (1)(4)	62	1979

Mr. Puckett was elected non-executive Vice Chairman of the Board in 2001. Prior to that time, Mr. Puckett had served as non-executive Chairman of the Board since 1998. Mr. Puckett is a certified public accountant located in Minneapolis, Minnesota. Mr. Puckett has been engaged in the private practice of accounting since 1973.

Name	Age	Director Since

Sam Rosen (2)	70	1983

Mr. Rosen served as the Secretary of the Company from 1983 until March, 2005. Mr. Rosen is a senior partner with the law firm of Shannon, Gracey, Ratliff & Miller, L.L.P. He has been a partner in that firm or its predecessor since 1966. Mr. Rosen is a director of AZZ incorporated (NYSE - AZZ).

Robert W. Stallings	56	2001

Mr. Stallings has been Executive Chairman of the Board since January 21, 2005. He previously served as non-executive Chairman of the Board from 2001 until January 21, 2005, non-executive Vice Chairman of the Board from March until September, 2001, and as a consultant to a subsidiary of the Company from 2001 until January 21, 2005. Mr. Stallings currently serves as Chairman and President of Stallings Capital Group, Inc., a Dallas-based merchant banking firm specializing in the financial services industry. In addition, he is a trust manager of CEI and a director of Texas Capital Bancshares, Inc. He is the retired Chairman and a founder of ING Pilgrim Capital Corporation, a $20 billion asset management company which was acquired by ING Groep, N.V. in 2000 and with which he had been associated from 1991.

Harden H. Wiedemann (1)	53	1989

Mr. Wiedemann has been a consultant in health care and insurance matters since 2004. In 2004 he was Senior Vice-President and Chief Operating Officer of the Lockton-Dunning Benefits Company, an executive benefits firm in Dallas, Texas, primarily servicing large corporate life and health insurance plans. From May to November 2003, Mr. Wiedemann was Vice-President-Healthcare of Seisint, Inc., a company in Boca Raton, Florida engaged in the intelligence technologies business. Immediately prior to such time he had been a consultant to numerous companies in the Dallas, Texas area since January 2001. Prior to that time, Mr. Wiedemann was Chairman and Chief Executive Officer of Assurance Medical, Incorporated, a company providing independent oversight of drug testing, with which he had been associated since 1991. Mr. Wiedemann filed a Chapter 7 personal bankruptcy petition in 2001 and received a discharge in 2002.

Name	Age	Director Since

John H. Williams (1)(2)(4)	72	1990

Mr. Williams served until his retirement in 1999 as a Senior Vice President, Investments with Wachovia Corporation and had been a principal of that firm or its predecessors since 1987. Prior to that time, Mr. Williams was associated with Thomson McKinnon Securities, Inc. and its predecessors from 1967. Mr. Williams is currently managing his personal investments, and is a director of Clear Channel Communications, Inc. (NYSE - CCU).

(1)           Member of the Audit Committee.
(2)           Member of the Compensation Committee.
(3)           Member of the 401(k) Plan Investment Committee.
(4)           Member of the Corporate Governance Committee.

All of the nominees have expressed their willingness to serve, but if because of circumstances not contemplated one or more of the nominees is not available for election, the proxy holders named in the enclosed proxy form intend to vote for such other person or persons as the Board may nominate. No family relationship exists among the directors, executive officers or nominees.

THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE ELECTION AS DIRECTORS OF THE EIGHT PERSONS NOMINATED BY MANAGEMENT.

Executive Officers

Information concerning the executive officers of the Company as of April 7, 2006 is set forth below:

Name	Age	Position with the Company

Robert W. Stallings	56	Chairman of the Board and Chief Strategic Officer
Glenn W. Anderson	53	President, Chief Executive Officer and Director
James R. Reis	48	Executive Vice President and Chief Risk Management Officer
Richard M. Buxton	57	Senior Vice President, Corporate Affairs
Daniel J. Coots	54	Senior Vice President, Chief Financial Officer and Chief Accounting Officer
John S. Daniels	57	General Counsel and Secretary

Robert W. Stallings has served as Chief Strategic Officer and executive Chairman of the Board since January 21, 2005.  Mr. Stallings’ background appears above under “Nominees.”

Glenn W. Anderson has served as President, Chief Executive Officer and Director of the Company since April 1998.  Mr. Anderson’s background appears above under “Nominees.”

Mr. Reis has served as Executive Vice President with responsibility for risk management since January 21, 2005.  Since 2001 Mr. Reis has performed merchant banking and management consulting services through First Western Capital, LLC, of which he is the founder, Managing Director and owner, and through which he provided consulting services to a subsidiary of the Company from 2003 to

January 21, 2005.  Mr. Reis is the retired Vice-Chairman and co-founder of ING Pilgrim Capital Corporation, an asset management company that managed mutual funds and for which he served from 1989 to 2000 when it was acquired by ING Groep, N.V. Mr. Reis served as Managing Director of Pilgrim’s Structured Transactions and Senior Loan Funds.

Richard M. Buxton has served as Vice President of the Company since 1996.  In 1999, Mr. Buxton was promoted to Senior Vice President.

Daniel J. Coots has served as Vice President, Chief Financial Officer and Chief Accounting Officer of the Company since 1987.  In 1991 Mr. Coots was promoted to Senior Vice President.  Mr. Coots has been engaged in the property and casualty insurance business since 1983.

John S. Daniels has served as General Counsel and Secretary since March, 2005.  Mr. Daniels has been engaged in the private practice of law in Dallas, Texas since 1984.

Organization of the Board; Meetings

In addition to the Corporate Governance Committee described above, the Company has an Audit Committee, a Compensation Committee, and a 401(k) Plan Investment Committee.

Audit Committee. The Audit Committee’s functions are set forth in the Audit Committee Charter, which the Board adopted on May 19, 2003 and amended on February 28, 2006, and they are summarized below under “INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM – Report of the Audit Committee.” The Audit Committee currently consists of Joel C. Puckett, Chairman, Harden H. Wiedemann and John H. Williams. The Audit Committee had seven meetings during 2005.

Compensation Committee. The Compensation Committee establishes the compensation of officers of the Company, administers the 1995 Stock Option Plan (the “1995 Option Plan”), the 1998 Long-Term Incentive Plan (the “1998 Incentive Plan”), and the 2005 Plan. The Compensation Committee prepares recommendations to the Board on the adoption of incentive plans and awards incentive compensation. The Compensation Committee currently consists of John H. Williams, Chairman, Robert J. Boulware and Sam Rosen. The Compensation Committee had three meetings during 2005. See “EXECUTIVE COMPENSATION – Report of the Compensation Committee on Executive Compensation.”

Corporate Governance Committee. The Corporate Governance Committee is responsible for recommending to the Board individuals to serve as directors (see “ELECTION OF DIRECTORS – Nomination Procedures” above). In addition, during intervals between meetings of the Board, has the authority to exercise all of the powers of the full Board over all matters other than certain extraordinary corporate matters and those matters coming specifically within the purview of other committees of the Board. The Corporate Governance Committee is composed of Joel C. Puckett, Chairman, Robert J. Boulware and John H. Williams. The Corporate Governance Committee was established in April, 2005 and held two meetings in 2005.

401(k) Plan Investment Committee. The 401(k) Plan Investment Committee’s functions include overseeing and administering the affairs of the Company’s 401(k) Plan (the “401(k) Plan”). The 401(k) Plan Investment Committee is composed of Glenn W. Anderson, Chairman, and Daniel J. Coots, who serves as an advisory member. The 401(k) Plan Investment Committee had two meetings in 2005.

Full Board of Directors. During 2005, there were a total of seven meetings of the Board. During 2005, all of the Company’s directors attended at least 75 percent of the aggregate of (i) the total number of meetings of the Board, excluding for this calculation two special meetings of the Board which Mr. Goff did not attend, at which transactions in which he was interested parties were considered, and (ii) the total number of meetings held by all committees of the Board on which they served.

Shareholder Communications

Process. The management of the Company and the Board welcome communications from the Company’s shareholders. While the Board has not formally adopted a process for shareholders to communicate with the Board, shareholders who wish to communicate with the Board, or one or more specified directors, may send an appropriately addressed letter to the Chairman of the Board of the Company, at 3333 Lee Parkway, Suite 1200, Dallas, Texas 75219. The mailing envelope should contain a clear notation indicating that the enclosed letter is a “Shareholder-Board Communication.” All such letters should identify the author as a security holder, and, if the author desires for the communication to be forwarded to the entire Board or one or more specified directors, the author should so request, in which case the Chairman will arrange for it to be so forwarded unless the communication is irrelevant or improper.

Attendance at Annual Meetings of Shareholders. Although the Company has no policy with respect to director attendance at annual meetings of shareholders, in 2005 all eight members of the Board attended the annual meeting of shareholders. Typically, the Board holds a regular quarterly meeting immediately after the annual meeting of shareholders.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of the Common Stock, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock. Officers, directors and greater than ten percent beneficial owners are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely upon a review of the Section 16(a) reports filed pursuant to events occurring in 2005 furnished to it, the Company believes the persons who were required to file Section 16(a) reports in respect to their Section 16(a) ownership of Common Stock have filed on a timely basis all Section 16(a) reports required to be filed by them, except that Mr. Boulware was late in filing a Form 4 reporting his acquisition in May, 2005 of 125 shares of Common Stock.

Certain Transactions

2005 Recapitalization

Introduction. On January 21, 2005, the Company consummated a recapitalization pursuant to agreements that it entered into on August 27, 2004 and that were approved by GNAC’s shareholders on January 18, 2005. The agreements were with GMSP, then holder of the Company’s Series A and Series C Preferred Stock and approximately 5% of the outstanding Common Stock; Mr. Stallings, the Chairman of the Board and then holder of the Company’s Series B Preferred Stock; and First Western, owned by James R. Reis. The recapitalization substantially reduced, as well as extended, the Company’s existing Preferred Stock redemption obligations and resulted in cash proceeds to the Company of approximately $8.7 million (before $2.2 million in transaction costs and approximately $3.4 million used to redeem the Series C Preferred Stock). The recapitalization was negotiated on behalf of the Company by a Special Committee of the Board comprised of disinterested, independent directors (the “Special Committee”). The events leading up to, and the transactions constituting, the recapitalization are described briefly below.

1999 GMSP Transaction. On October 4, 1999 the Company sold to GMSP, for an aggregate purchase price of $31,620,000, (i) 31,620 shares of Series A Preferred Stock (stated value $1,000 per share), which were convertible into 1,550,000 shares of Common Stock at a conversion price of $20.40 per share (subject to adjustment for certain events), (ii) the Series A Warrant (which expired unexercised on October 4, 2004) to purchase an aggregate of 387,500 shares of Common Stock at an exercise price of $25.50 per share and (iii) the Series B Warrant expiring October 4, 2006 to purchase an aggregate of 387,500 shares of Common Stock at an exercise of $34.00 per share. At closing, the Company and its insurance company subsidiaries entered into investment management agreements with GMSP, pursuant to which GMSP managed their respective investment portfolios. In the securities purchase agreement entered into between GMSP and the Company for the 1999 GMSP transaction, the Company agreed to nominate John C. Goff and another individual selected by GMSP, and to use its best efforts to cause them to be elected to the Board.

2001 GMSP Transaction. On March 23, 2001, the Company consummated another transaction with GMSP pursuant to which, among other things, the Company issued 3,000 shares of its newly created Series C Preferred Stock (stated value of $1,000 per share) to GMSP in exchange for an aggregate purchase price of $3 million in cash. The annual dividend rate on the Series C Preferred Stock was 10% until March 23, 2004 and 20% thereafter. The Series C Preferred Stock was redeemable at the Company’s option after March 23, 2006 and at GMSP’s option after March 23, 2007 at a price of $1,000 per share plus accrued and unpaid dividends. The Series C Preferred Stock was not convertible into Common Stock.

The 2001 GMSP transaction was conditioned upon the following changes in the securities acquired by GMSP in the 1999 transaction:  (i) the exercise prices of the Series A Warrant and the Series B Warrant held by GMSP were reduced to $9.00 per share and $10.35 per share, respectively (each of these warrants provided for the purchase of 387,500 shares of Common Stock); and (ii) the Series A Preferred Stock was called for redemption by the Company so that on January 1, 2006 the Company would have become obligated to pay $1,000 per share for 31,620 shares ($31.6 million) to the holder to the extent that it could legally do so and, to the extent it could do so, the Company was obligated to pay quarterly an amount equal to 8% interest per annum on any unpaid balance.

The 2001 agreement with GMSP also provided an opportunity to convert the Company’s illiquid investments with a cost of $4.2 million to cash as of November 2002. In February 2002 and with GMSP’s consent, the Company exercised its option to require GMSP purchase the illiquid investments for approximately $2.1 million.

2001 Transactions with Mr. Stallings. On March 23, 2001, the Company sold to Mr. Stallings for $3 million in cash 3,000 shares of its newly created Series B Preferred Stock (stated value of $1,000 per share) and a warrant expiring March 23, 2006 to purchase an aggregate of 262,500 shares of Common Stock at $9.00 per share. The annual dividend provisions and the redemption provisions of the Series B Preferred Stock are the same as those for the Series C Preferred Stock. The Series B Preferred Stock was convertible into 333,334 shares of Common Stock at $9.00 per share. Mr. Stallings also entered into a consulting agreement pursuant to which he provided consulting services to the Company’s insurance subsidiaries for $300,000 per annum. In the securities purchase agreement entered into between Mr. Stallings and the Company for this transaction, the Company agreed to nominate Mr. Stallings, and use its best efforts to cause him to be elected to the Board.

Recapitalization Transactions. In the recapitalization which closed on January 21, 2005, of the 31,620 shares of Series A Preferred Stock held by GMSP and called in 2001 for redemption on January 1, 2006 at a redemption price of approximately $31.6 million, 13,500 shares (redemption value of $13.5 million)

were exchanged for 4,781,403 shares of Common Stock. The remaining 18,120 shares of Series A Preferred Stock (which had been called for redemption in 2006 and have a redemption value of approximately $18.1 million) became redeemable at the option of the holders on January 1, 2011, and became entitled to receive cash dividends at the rate of 6% per annum until January 1, 2006 and 10% per annum thereafter until redemption. Those remaining 18,120 shares of Series A Preferred Stock remained convertible into 888,236 shares of Common Stock at $20.40 per share, continued to be entitled to vote on an as-converted basis, and remained redeemable at the option of the Company commencing June 30, 2005 at a price equal to stated value plus accrued dividends. The Company received an option to purchase all of the Series C Preferred Stock from GMSP, which the Company exercised on January 21, 2005 as part of the recapitalization for approximately $3.4 million from the proceeds of the sale of Common Stock in the recapitalization. The expiration date of GMSP’s Series B Warrant to purchase 387,500 shares of Common Stock for $10.35 per share was extended to January 1, 2011 (the exercise price has subsequently been adjusted to $9.00 as a result of the Company’s rights offering completed in August, 2005). The investment management agreements of the Company and its insurance company subsidiaries with GMSP were terminated, as were the agreements entered into between the Company and GMSP in connection with their 1999 and 2001 transactions.

Also as part of the recapitalization, (i) Mr. Stallings acquired 3,364,935 shares of Common Stock in exchange for $4,629,042 cash, his 3,000 shares of outstanding Series B Preferred Stock and his warrant expiring March 23, 2006 to purchase 262,500 shares of Common Stock for $9.00 per share, and (ii) First Western acquired 1,682,468 shares of Common Stock in exchange for $4,037,922 in cash. The purchase price of these shares was $2.40 per share.

In conjunction with the recapitalization, Mr. Stallings became executive Chairman of the Board of the Company, and Mr. Reis became Executive Vice President of the Company with responsibility for risk management. Mr. Stallings’ agreements entered into with the Company in the 2001 transactions were terminated, as was First Western’s consulting agreement with a subsidiary of the Company.

Employment Agreements with Messrs. Stallings, Anderson and Reis

As an integral part of the recapitalization, the Company entered into new employment agreements with Messrs. Stallings and Reis and an amended employment agreement with Mr. Anderson, which were approved by shareholders on January 18, 2005.

Stallings Employment Agreement. The Employment Agreement between the Company and Mr. Stallings provides, among other things, the following:

•      Mr. Stallings serves as our executive Chairman of the Board and receives an annual base salary of $300,000.

•      Mr. Stallings’ annual bonus will be an amount equal to 5% of “EBIT,” which is defined to mean, subject to certain adjustments, the sum of the Company’s consolidated income before Federal income taxes, interest expense and any bonuses accrued in respect of Mr. Stallings.

The term of Mr. Stallings’ employment is for three years and is automatically extended by an additional year on the same terms and conditions on each anniversary of the effective date (so that, as of each anniversary of the effective date, the term of the Employment Agreement remains three years), unless either party gives notice of an intention not to extend the term.

Anderson Employment Agreement. As amended, the Employment Agreement between the Company and Mr. Anderson provides, among other things, the following:

•      Mr. Anderson serves as the Company’s President and Chief Executive Officer, positions he has held since 1998, and receives an annual base salary of $340,000.

•      The Company issued 50,000 shares of Common Stock to Mr. Anderson on January 21, 2005, which shares are fully vested and not subject to forfeiture.

•      The Company entered into a restricted stock agreement with Mr. Anderson pursuant to which he was issued an additional 100,000 shares of restricted Common Stock that would vest and cease to be subject to forfeiture conditions as to 20,000 shares on each anniversary of the date of grant.

•      Mr. Anderson’s annual bonus will be an amount equal to 2% of “EBIT,” which is defined to mean, subject to certain adjustments, the sum of the Company’s consolidated income before Federal income taxes, interest expense and any bonuses accrued in respect of Mr. Anderson.

The term of Mr. Anderson’s employment is four years and is automatically extended by an additional year on the same terms and conditions on each anniversary of the effective date (so that, as of each anniversary of the effective date, the term of the Employment Agreement remains four years), unless either party gives notice of an intention not to extend the term.

Mr. Anderson and the Company also agreed to a revised change in control agreement to replace an agreement entered into when Mr. Anderson joined the Company in 1998. See “Executive Compensation – Change in Control Agreements.”

Reis Employment Agreement. The Employment Agreement between the Company and Mr. Reis provides, among other things, the following:

•      Mr. Reis serves as Executive Vice President of the Company and receives an annual base salary of $200,000.

•      Mr. Reis’ annual bonus will be an amount equal to 2.5% of “EBIT,” which is defined to mean, subject to certain adjustments, the sum of the Company’s consolidated income before Federal income taxes, interest expense and any bonuses accrued in respect of Mr. Reis.

The term of Mr. Reis’ employment is for three years beginning January 21, 2005 and will be automatically extended by an additional year on the same terms and conditions on each anniversary of the effective date (so that, as of each anniversary of the effective date, the term of the Employment Agreement remains three years), unless either party gives notice of an intention not to extend the term.

Blackhawk Motorsports Sponsorship

On February 7, 2005 the Company executed a Sponsorship Agreement (the “2005 Sponsorship Agreement”) between Stallings Capital Group Consultants, Ltd. dba Blackhawk Motorsports (“Blackhawk”) and the Company pursuant to which the Company agreed to become primary sponsor of a Daytona Prototype Series racing team during a term commencing on the date of the agreement and continuing until January 31, 2006. The 2005 Sponsorship Agreement provided that, in consideration of the payment by the Company of a sponsorship fee of $440,000, the Company received various benefits customary for sponsors of Daytona Prototype Series racing teams, including rights relating to signage on team equipment and access for customers and agents to certain race facilities.

On February 28, 2006 the Company entered into a new Sponsorship Agreement (the “2006 Sponsorship Agreement”) with Blackhawk, continuing the Company’s role as the primary sponsor of the Blackhawk racing team through December 31, 2006. The 2006 Sponsorship Agreement provides for benefits comparable to those provided in the earlier agreement, in consideration of the payment by the Company of a sponsorship fee of $1 million. The Company uses this sponsorship to build brand awareness and advance the Company’s distribution strategies. The 2006 Sponsorship Agreement became effective February 1, 2006, and the sponsorship fee is payable in 10 equal monthly installments of $100,000, beginning March 1, 2006.

Blackhawk is owned and controlled by Mr. Stallings. The Company’s Board of Directors authorized entering into both sponsorship agreements, and in authorizing the agreement, the Board considered Mr. Stallings’ role and concluded that, under the circumstances, the agreements were fair to, and in the best interests of, the Company. Mr. Stallings did not vote on either agreement. Both of the sponsorship agreements contain provisions protecting the Company’s interests, including a termination provision that permits the Company unilaterally to terminate the agreement at any time and thereby cease making installment payments of the sponsorship fee.

Office Lease with Crescent Real Estate Funding VIII, L.P.

On May 3, 2005, the Company entered into an Office Lease (the “Lease”) with Crescent Real Estate Funding VIII, L.P., a Delaware limited partnership (“Crescent Funding”). The Lease is for a term of ten years, and the Company has the option of terminating the Lease at the end of the fifth year of the term subject to payment of a penalty. Pursuant to the Lease (amended as described below), the Company is renting approximately 40,464 square feet of office space in the office building located at 3333 Lee Parkway in Dallas, where the Company has moved its executive offices and relocated all of its operations previously located in Fort Worth, Texas and certain operations previously conducted in Miami, Florida. This step toward consolidation of operations is a component part of the Company’s long-term plan that was initiated in conjunction with the recapitalization of the Company. The lease commenced in September, 2005 upon completion of tenant improvements required by the Company for its reconfigured operations.

The general partner of Crescent Funding is CRE Management VIII, L. P., a Delaware limited liability company, of which Crescent Real Estate Equities, Ltd., a Delaware corporation (“Crescent”), is the Manager. Crescent is also the owner of the building. Two of the directors of the Company, Robert W. Stallings (the executive Chairman of the Board of Directors) and John C. Goff, are members of the Board of Managers of Crescent. Mr. Goff is also the Chief Executive Officer and Vice Chairman of the Board of Managers of Crescent. As of September 30, 2005, Messrs. Stallings and Goff were the beneficial owners of 74,100 and 4,836,595 Common Shares, respectively, of Crescent. The Company’s executive offices were previously located at 1445 Ross Avenue, Suite 5300, Dallas, Texas, in a building also owned by a limited partnership managed by Crescent, pursuant to a lease expiring in August, 2006 (the “Old Lease”). Following the commencement of the Lease, the Company will receive credit against rent payments for approximately $11,800 per month of its rental payments on the Old Lease.

Two amendments have been made to the Lease. The first amendment was entered into in connection with the Company’s exercise of its Preferential Right to Lease additional space when a prospective tenant sought to lease space contiguous to the Company’s initial space, and it also provided for temporary space to accommodate new employees of the Company hired in connection with the consolidation of certain operations in Texas. The second amendment allowed the Company to obtain enhanced signage rights in exchange for its agreement to lease the remaining space which had been subject to the Preferential Right to Lease, and which is expected to be used for expansion and relocation of additional operations from Florida.

The average annual cost for base rental is approximately $685,000. Actual cash lease payments began upon commencement of the lease for space covered by the original lease and will begin after 12 months for space subject to the first amendment and 18 months for space subject to the second amendment. The Company has the right to terminate the lease after 60 months with payment of certain early termination penalties. The Company also has the right to extend the lease at then-applicable market rates for two successive five year periods commencing upon the expiration of the original term.

The Lease was unanimously approved by the members of the Company’s Board of Directors other than Messrs. Stallings and Goff, who did not vote on the Lease, and the amendments were each approved by the Corporate Governance Committee.

Redemption of Series A Preferred Stock

On March 14, 2006 the Company redeemed all of the outstanding Series A Preferred Stock held by GMSP, which is discussed above under the caption “ – 2005 Recapitalization.” These shares were redeemed at the redemption value of $18.1 million plus accrued dividends through the date of redemption of approximately $360,000 out of proceeds of the issuance of capital securities by a newly-formed and wholly-owned subsidiary of the Company. Mr. Goff did not participate in the authorization of the issuance of the capital securities or the decision to redeem the Series A Preferred Stock.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth certain summary information concerning the compensation paid to the Company’s chief executive officer and the other four most highly compensated executive officers of the Company for the fiscal year ending December 31, 2005 (collectively, the “Named Executives”). Information is provided on an accrual basis for the fiscal years ending on December 31 of the three years shown in the table below.

SUMMARY COMPENSATION TABLE

		Annual Compensation				Long-Term Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)		All Other Compensation ($) (1)	Restricted Stock Unit and Restricted Stock Awards ($) (2)	All Other Compensation ($) (3)

Glenn W. Anderson	2005	340,000	432,229	(4)	—	3,206,875	13,135
President and Chief	2004	340,000	150,000		—	—	12,431
Executive Officer	2003	340,000	150,000		—	—	13,076

Robert W. Stallings	2005	283,076	263,643		—	—	6,300
Executive Chairman	2004	—	—		—	—	—
	2003	—	—		—	—	—

James R. Reis	2005	188,718	128,441		—	—	4,706
Executive Vice	2004	—	—		—	—	—
President	2003	—	—		—	—	—

Michael S. Johnston	2005	178,000	70,000		—	1,120,625	3,600
President – Southeastern	2004	178,000	90,000		—	—	3,600
Region	2003	178,000	126,000		—	—	3,600

Richard M. Buxton	2005	170,000	35,000		—	458,434	6,154
Senior Vice President	2004	170,000	35,000		—	—	5,267
Corporate Affairs	2003	170,000	35,000		—	—	4,836

(1)           With respect to all of the Named Executives, amounts of other annual compensation were less than the lesser of $50,000 or 10% of the total of annual salary and bonus for the year reported.

(2)           Represents the dollar value of awards of restricted stock units (“RSU’s”) and shares of restricted stock, based on the closing market price of Common Stock on the date of grant.

RSU’s: Each RSU corresponds to one share of Common Stock and, in the event that performance criteria specified by the Compensation Committee in individual awards are fully realized, all of the RSU’s reflected would become vested over a five year period. The number of shares of Common Stock issuable each year will depend on performance for the applicable year and on cumulative performance. No dividends are paid or accrued on unvested RSU’s. Vesting based on 2005 performance has occurred; with regard to RSU’s that may vest based on 2006-2009 performance, the number of shares which may be earned could range from zero to the total number of RSU’s awarded.

Based on the closing price of Common Stock on December 31, 2005, Messrs. Anderson, Johnston and Buxton held RSU’s with the following values, assuming that all units vest: Mr. Anderson - $2,964,844; Mr. Johnston - $1,304,531; Mr. Buxton - $533,668.

The RSU’s may vest in 20% increments for each year from 2005-2009. With respect to the RSU’s that may vest within the first three years (2005-2007), the numbers of shares issuable upon vesting each year if maximum performance is achieved in each year are as follows: Mr. Anderson – 78,124 shares; Mr. Johnston – 34,374 shares; Mr. Buxton – 14,062 shares.

Restricted Stock: In connection with the recapitalization of the Company that was consummated on January 21, 2005, Mr. Anderson was granted 100,000 shares of restricted stock, 20,000 of which vest on each anniversary thereof. The value of such shares on December 31, 2005, based on the closing price of Common Stock on that date, was $759,000. 20,000 of such shares vested on January 21, 2006, and 20,000 additional shares will vest on each anniversary through 2010 if Mr. Anderson continues to hold office through each of such dates.

(3)           This amounts shown include the Company’s matching contribution under the 401(k) Plan. With respect to Mr. Anderson, the amounts also include premiums paid for his benefit (i) on term life insurance in the amounts of $1,581, $1,027 and $2,132 in 2005, 2004 and 2003, respectively, and (ii) on disability insurance in the amount of $5,254 for all periods presented.

(4)           The total bonus shown for Mr. Anderson in 2005 consists of the market price on January 21, 2005 of 50,000 shares of Common Stock granted to him in connection with the recapitalization of the Company, plus $102,229 paid in 2006 pursuant to a formula provided in Mr. Anderson’s employment agreement.

Aggregated Option/SAR Exercises in the Last Fiscal Year and Fiscal Year-End Option/SAR Values

The following table summarizes for each of the Named Executives information regarding option exercises during the fiscal year ended December 31, 2005 and the value of unexercised options as of December 31, 2005.

AGGREGATED OPTION EXERCISES IN THE LAST

FISCAL YEAR AND FY-END OPTION VALUES

	Shares Acquired on	Value	Number of Securities Underlying Unexercised Options/SARs at FY-End			Value of Unexercised In-The-Money Options/SARs at FY-End ($)
Name	Exercise (#)	Realized ($)	Exercisable		Unexercisable	Exercisable	Unexercisable

Glenn W. Anderson President and Chief Executive Officer	—	—	57,500	(1)	—	—	—

Robert W. Stallings Executive Chairman	—	—	—		—	—	—

James R. Reis Executive Vice President	—	—	—		—	—	—

Michael S. Johnston President – Southeastern Region	—	—	2,106	(2)	—	—	—

Richard M. Buxton Senior Vice President Corporate Affairs	—	—	13,291	(3)	—	—	—

(1)                                  Options to purchase 12,500 shares are exercisable at $22.00 per share and options to purchase 45,000 shares are exercisable at $22.75 per share.

(2)                                  Exercisable at $22.00 per share.

(3)                                  Options to purchase 8,541 shares are exercisable at $24.125 per share and options to purchase 4,750 shares are exercisable at $22.00 per share.

Employee Benefit Plans

At December 31, 2005, the Company had two plans under which options had been granted:  the 1995 Option Plan and the 1998 Incentive Plan. The 1995 Option Plan expired in May, 2005, and 96,424 shares are currently reserved for issuance pursuant to options previously granted under this plan. The 1998 Incentive Plan was approved by the shareholders in 1998, and the aggregate number of shares of Common Stock that may be issued under the 1998 Incentive Plan is limited to 250,000, of which 83,355 shares are currently reserved for issuance upon exercise of outstanding options. Under the 1998 Incentive Plan, stock options (including incentive stock options and non-qualified stock options), stock appreciation rights and restricted stock awards may be granted. Options granted under both plans have a maximum ten year term. In connection with the adoption of the 2005 Plan, discussed below, the Company indicated that it did not intend to make additional grants of stock options under the existing plans.

The 2005 Plan was approved at the 2005 Annual Meeting of Shareholders. It provides for grants of (i) restricted stock units to key employees of the Company expected to contribute significantly to the achievement of strategic objectives, and (ii) shares of restricted stock, which may be awarded in such amounts and on such terms as determined by the Compensation Committee to be appropriate. However, the Compensation Committee indicated that awards to key employees are generally expected to be in the form of performance-based restricted stock units rather than shares of restricted stock. A total of 2,020,000 shares may be awarded under the 2005 Plan. In 2005, the Compensation Committee granted to key employees awards of 1,211,000 restricted stock units, with 20% vesting available in each year based on achievement of performance criteria specified by the Compensation Committee in the years 2005-2009.

The Company’s 401(k) Plan was established to help eligible employees build financial security for retirement and to help protect them and their beneficiaries in the event of death or disability. Generally all employees of the Company are eligible to participate in the 401(k) Plan. The Company and the participant both make discretionary contributions to the 401(k) Plan. The 401(k) Plan currently permits employees to direct that their accounts be invested in specified mutual funds or other publicly traded securities. The 401(k) Plan Investment Committee determined in 2003 not to allow employees to direct that their 401(k) Plan accounts purchase additional shares of Common Stock; however, employee 401(k) Plan accounts which held Common Stock prior to that time may continue to hold those shares. The 401(k) Plan contains no restrictions on the disposition of interests in the Plan or Common Stock held by the 401(k) Plan, but participants in the 401(k) Plan will be subject to general policies of the Company regarding transactions involving Common Stock to facilitate compliance with applicable securities laws. Should the Company decide to change the 401(k) Plan trustee, there would be a period of time during which interests in the Plan could not be traded or otherwise disposed of.

See “Certain Transactions” for additional information regarding arrangements relating to compensation of officers and key employees.

Compensation of Directors

In 2005, each director of the Company who was not a full time employee of the Company received a quarterly retainer and a meeting fee for each in person meeting, plus expenses incurred in attending meetings of the Board. Such fees were increased effective July 1, 2005 so that each such director receives a $24,000 annual retainer, paid quarterly, and $2,000 per scheduled meeting attended. Directors who chair the Audit, Compensation and Corporate Governance committees are paid annual retainers of $8,000, $3,000 and $3,000, respectively, paid quarterly. Committee members are paid $500 per scheduled meeting attended.

Non-employee directors have periodically been granted and hold stock options granted under the 1995 Option Plan and the 1998 Incentive Plan. See “Security Ownership of Certain Beneficial Owners and Management” for more information regarding stock options previously granted to directors. Each non-employee director received a grant of 4,250 shares of restricted stock pursuant to the 2005 Plan, which shares vested based on service through December 31, 2005.

Change in Control Agreements

Of the Named Executives, Messrs. Anderson and Richard M. Buxton (the “Change in Control Executives”) each entered into agreements (“Change in Control Agreements”) which provide for the payment of benefits if he is actually or “constructively” terminated following a change in control of the Company. Such agreements are automatically extended for one additional year from each December 31st unless sooner terminated by the Company. Generally, no benefits are payable if a Change in Control Executive terminates his own employment other than for “good reason” or is terminated for cause. No benefits beyond those otherwise provided by the Company are provided if a Change in Control Executive’s employment terminates by reason of death, disability or retirement.

If, within two years following a change in control, a Change in Control Executive is terminated by the Company for reasons other than cause, or if the Change in Control Executive terminates employment for “good reason,” the Change in Control Executive will be paid a lump sum cash payment. In the case of Mr. Anderson, the lump sum cash payment would be in an amount equal to two times Mr. Anderson’s base salary; provided, however, such payment shall not be less than 1.25 times the amount reported on Mr. Anderson’s Form W-2 issued by the Company with respect to the year preceding the date of actual or constructive termination. Under the terms of the Anderson Employment Agreement described above under “ELECTION OF DIRECTORS – Certain Transactions – Anderson Employment Agreement,” if Mr. Anderson is terminated without cause, he will be entitled to the greater of (i) the amount he would be entitled to upon such termination under the Anderson Employment Agreement in the absence of a change in control or (ii) the amount called for by his Change in Control Agreement. In the case of Mr. Buxton, the lump sum cash payment would be in an amount equal to 150% of his base salary. In the event any of such payments would not be deductible, in whole or in part, by the Company as a result of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), such payment would be reduced to the extent necessary to make the entire payment deductible.

The Change in Control Agreement with Mr. Buxton was entered into at the end of 2001 in place of prior agreements. The Change in Control Agreement with Mr. Anderson was entered into in August, 2004 as part of the Company’s recapitalization and replaced a previous agreement entered into when Mr. Anderson joined the Company in 1998.

Executive Severance Agreements

In August, 2002 the Company entered into an executive severance agreement with Mr. Buxton. The agreement generally provides that the Company shall pay Mr. Buxton, upon termination of his employment without cause or by Mr. Buxton with good reason during the term of the agreement, a lump sum severance amount equal to his base annual salary as of the date that his employment with the Company ends. Mr. Buxton’s 2005 base annual salary was $170,000. The executive severance agreement does not supersede the change in control agreement or any other severance agreement that Mr. Buxton may have with the Company.

In May 2003 Mr. Johnston, then the President of the Personal Lines Division of the Company, entered into an Executive Severance Agreement with the Company. This agreement generally provides that if Mr. Johnston resigns his employment with the Company for good reason or if the Company terminates Mr. Johnston without cause or in connection with a change in control of National Specialty Lines, Inc. and DLT Insurance Adjusters, Inc. and Mr. Johnston is not offered employment with comparable compensation with the acquiring company in the change in control, the Company will pay Mr. Johnston an amount equal to his annual base salary at the time of termination or resignation.

Compensation Committee Interlocks and Insider Participation

The members of the Company’s Compensation Committee are John H. Williams, Chairman, Robert J. Boulware and Sam Rosen. No executive officer of the Company served as a member of the compensation committee of, or as a director of, another entity, one of the executive officers of which served either on the Compensation Committee or the Board.

Report of the Compensation Committee on Executive Compensation

General. The Compensation Committee (the “Committee”) is composed of the non-employee directors whose names appear at the end of this Report. As part of its review and consideration of executive compensation, the Committee takes into account, among other things, the following goals:  (i) provision of incentives and rewards that will attract and retain highly qualified and productive employees; (ii) motivation of employees to high levels of performance; (iii) differentiation of individual pay based on performance; (iv) consideration of external competitiveness and internal equity; and (v) alignment of Company, employee and shareholder interests.

The principal components of compensation of the Company’s executives are base pay, discretionary bonus, long-term incentives in the form of restricted stock units which may become vested depending on the achievement of performance criteria selected by the Committee, and severance or retention obligations. Executive compensation also includes various benefit and retirement programs. The Committee considers each element in determining the appropriate form and level of executive compensation, including the compensation of the Chief Executive Officer.

After completion of the Company’s recapitalization in January, 2005 the attention of the Board and the Committee turned to adoption of a growth strategy designed to enable the Company to expand its insurance operations while implementing geographic diversification. From the Committee’s perspective, this involved development of an incentive plan that would provide significant incentives to existing senior management and additional senior personnel needed to enhance the Company’s ability to grow, enter new states and markets, and manage this growth prudently and effectively. The Committee’s goal was to increase the potential compensation available to key management personnel but to make a significant part of the overall compensation package “at risk,” i.e., dependent upon what we consider high levels of performance.

The Committee, working with management, developed the 2005 Plan which was presented to shareholders and approved at the Annual Meeting in November, 2005. Subject to the receipt of shareholder approval, the Committee had adopted proposed awards of restricted stock units based on annual performance goals over the five year period 2005-2009, and these awards were put in place immediately following the approval by our shareholders. Such awards are all performance-based, and the Committee adopted performance criteria that are designed to provide significant incentives for corporate or regional performance aligned with the interests of our shareholders. Each grantee has the opportunity to earn vested shares of Common Stock during the five-year period, and we also provided a mechanism for a grantee to earn shares by 2009 that would not have vested from previous plan years. The ability to earn these shares is based on cumulative performance over more than one year that equals or exceeds the cumulative performance levels we set. For executives at the corporate level, performance criteria for awards are based on the Company’s overall achievement of designated goals, while the incentives for key regional executives are based on performance in the applicable region. These incentives constitute a substantial part of an executive’s potential total compensation if the Company’s performance meets aggressive targets. The potential levels of award for Names Executive Officers appear in the Summary Compensation Table elsewhere in this Proxy Statement.

Chief Executive Compensation. Mr. Anderson assumed the position of President and Chief Executive Officer of the Company in 1998 pursuant to an employment agreement described in this Proxy Statement under “ELECTION OF DIRECTORS - Certain Transactions – Anderson Employment Agreement,” which was approved by the unanimous vote of the Board of Directors. The terms of Mr. Anderson’s original employment were based on arms’ length negotiations prior to Mr. Anderson agreeing to join the Company and the competition for experienced insurance executives qualified for service as President and Chief Executive Officer of the Company. On August 27, 2004 the Compensation Committee and the Board approved the amendment to Mr. Anderson’s employment agreement which is described under the same caption and which was approved by the shareholders on January 18, 2005. Under this amendment Mr. Anderson’s base salary remains at $340,000, but (i) he received 150,000 shares of Common Stock on January 21, 2005, of which 100,000 shares were subject to forfeiture conditions that lapse as to 20,000 shares on each anniversary of the date of grant, and (ii) he is entitled to an annual bonus equal to 2% of the Company’s EBIT (as defined in the amendment). For 2005, the cash bonus determined by application of this formula was $102,229, and this amount was paid in 2006.

The growth initiatives undertaken by the Company since completion of the recapitalization are both ambitious and necessary for the Company’s financial development, and the Committee recognized that Mr. Anderson’s leadership is essential if the Company’s goals are to be realized. Accordingly, the Committee believed that Mr. Anderson should be rewarded substantially if he and his management team reach the goals we adopted. The Committee awarded Mr. Anderson performance-based restricted stock units which may result in the issuance of up to 390,625 shares of Common Stock over the five-year performance period. The applicable performance criteria governing vesting of these restricted stock units were selected in order to assure that achievement of the applicable goals should result in enhanced value for all of our shareholders.

Other Executives. The compensation of the other Named Executive Officers disclosed in the Summary Compensation Table reflects the amounts earned under employment agreements entered into in connection with the Company’s recapitalization (with respect to Messrs. Stallings and Reis, as described under “ELECTION OF DIRECTORS – Certain Transactions – Stallings Employment Agreement” and “ – Reis Employment Agreement”). The employment agreements with Messrs. Stallings and Reis also provide for cash bonuses of 5% and 2.5%, respectively, of EBIT (as defined in the employment agreements), and payment of these amounts with respect to 2005 results is reflected in the Summary Compensation Table. With respect to the other Named Executives, the awards made under the 2005 Plan provide incentives intended to tie compensation to individual and Company performance during the year.

Section 162(m). Section 162(m) of the Code denies a tax deduction for compensation which exceeds $1,000,000 for any taxable year of any of a company’s chief executive officer and its four other highest compensated officers. However, performance-based compensation that has been approved by shareholders is excluded from the $1,000,000 limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals and the board committee that establishes such goals consists only of outside directors (as defined for purposes of Section 162(m)). Although it is the basic policy of the Compensation Committee to attempt to preserve the deductibility of compensation provided by the Company, its ability to do so depends on the timing of the need to provide compensation awards and other factors beyond the control of the Compensation Committee.

The shareholders of the Company approved the performance-based bonus arrangements in the amendment to Mr. Anderson’s employment agreement referenced above, as well as similar performance-based bonus arrangements in the employment agreements of Messrs. Stallings and Reis described in this Proxy Statement under “ELECTION OF DIRECTORS - Certain Transactions – 2005 Recapitalization.” Similarly, the 2005 Plan and the use of performance-based criteria for vesting of restricted stock units were approved by the Committee and by shareholders. Each of these arrangements is intended to meet the requirements of
Section 162(m).

John H. Williams, Chairman

Robert J. Boulware

Sam Rosen

Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933 or the Exchange Act that might incorporate future filings, including this Proxy Statement, in whole or in part, the preceding Report of the Compensation Committee on Executive Compensation and the Performance Graph below shall not be incorporated by reference into any such filings.

Share Investment Performance

The following graph shows changes over the five-year period ended December 31, 2005 in the value of $100 invested in: (1) the Common Stock; (2) the AMEX Composite Index; (3) the Standard & Poor’s Property-Casualty Insurance Index; and (4) the Standard & Poor’s 500 Index. The AMEX Composite Index is included in this presentation because the Common Stock was listed on the AMEX in July, 2005; the Standard & Poor’s 500 Index has been used in the Company’s presentation historically. The year-end value of each of the hypothetical investments is based on share price appreciation plus stock dividends plus cash dividends, with the cash dividends reinvested on the date they were paid. The calculations exclude trading commission and taxes. Total shareholder returns for each investment, whether measured in dollars or percent, can be calculated from the year-end investment values shown beneath the graph.

Five-Year Cumulative Total Return

Value of $100 Invested 12/31/00

For Fiscal Years Ended December 31

Fiscal Year Ended December 31

GAINSCO, INC.	AMEX COMPOSITE INDEX	S&P 500 P&C INDEX	S&P 500 INDEX

	GAINSCO, INC.	AMEX COMPOSITE INDEX	S&P 500 P&C INDEX	S&P 500 INDEX

2000	$100	$100	$100	$100

2001	$61	$97	$92	$88

2002	$3	$96	$82	$69

2003	$9	$140	$103	$88

2004	$57	$175	$114	$98

2005	$72	$220	$131	$102

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Report of the Audit Committee

The Board has established an Audit Committee consisting of the following independent directors:  Joel C. Puckett, Chairman, Harden H. Wiedemann and John H. Williams. See “ELECTION OF DIRECTORS – Nominees” above regarding the background of these individuals. Each member of the Audit Committee is an “independent director” as defined in the Audit Committee Charter, which was adopted by the Board on May 19, 2003 and amended on February 28, 2006. The current charter (the “Audit Committee Charter”) appears as Appendix A to this Proxy Statement. Each member is also “independent” as such term is used in the rules of AMEX and the NYSE. The Committee reviews and assesses the adequacy of its charter on an annual basis, and evaluates the charter in light of the Sarbanes-Oxley Act of 2002 and the rules thereunder.

As described more fully in the Audit Committee Charter, the purpose of the Audit Committee is to assist the Board in its general oversight of the Company’s accounting, financial reporting and related functions described therein. Management is responsible for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles, internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. KPMG LLP (“KPMG”), the Company’s independent registered public accounting firm, is responsible for performing an independent audit of the consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“GAAS”).

The Audit Committee members are not professional auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm. The Audit Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and KPMG on the basis of the information it receives, discussions with management and the independent registered public accounting firm and the experience of the Audit Committee’s members in business, financial and accounting matters.

The Company’s independent registered public accounting firm is ultimately responsible to the Audit Committee. The Audit Committee has the ultimate authority and responsibility to select, oversee and replace the independent registered public accounting firm (or to nominate an independent registered public accounting firm to be proposed for shareholder approval in any proxy statement), including the resolution of any disagreements between management and the independent registered public accounting firm regarding financial reporting. The Audit Committee has the further authority and responsibility to review the fees charged by the independent registered public accounting firm, the scope of its engagement and proposed audit approach, and to recommend such review or auditing steps as the Audit Committee may consider desirable.

KPMG acted as the Company’s independent registered public accounting firm with respect to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005. The Audit Committee discusses with KPMG the results of its audit work with regard to the adequacy and appropriateness of the Company’s financial, accounting and internal controls. Management and KPMG presentations to and discussions with the Audit Committee also cover various topics and events that may have significant financial impact on the Company or are the subject of discussions between management and KPMG. The Audit Committee meets with KPMG with and without management present. In addition, the Audit Committee generally oversees the Company’s internal compliance programs. The Chairman of the Audit Committee is designated in the Company’s codes of conduct as a person to whom violations thereof, and “whistleblower” complaints regarding accounting, internal controls or auditing matters, may be reported.

Pursuant to the Audit Committee Charter, the Audit Committee reviewed and discussed with management and KPMG the Company’s audited consolidated financial statements included in the Company’s Annual Report on Form 10-K Report for the fiscal year ended December 31, 2005 as filed with the Securities and Exchange Commission and the opinion of KPMG dated March 31, 2006, based on KPMG’s audits in accordance with GAAS, that these consolidated financial statements present fairly, in all material respects, the consolidated balance sheets of the Company and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations, shareholders’ equity and comprehensive income (loss) and cash flows for each of the years in the three-year period ended December 31, 2005, in conformity with U. S. generally accepted accounting principles. The Audit Committee has discussed with management and KPMG any significant changes to the Company’s accounting principles, the quality of accounting principles and estimates used in the preparation of the Company’s financial statements, and any items required to be communicated by KPMG in accordance with Statement of Auditing Standards No. 61.

The Audit Committee has received the written disclosures and the letter from KPMG required by Independence Standards Board No. 1 and has reviewed and confirmed the independence of KPMG as independent auditor by requiring that KPMG submit to the Audit Committee a formal written statement delineating all relationships between KPMG and the Company, and has engaged in a dialogue with KPMG with respect to any disclosed relationships or services that may impact KPMG’s objectivity and independence. Based in part on the foregoing, following the Audit Committee’s discussions with management and KPMG, the Audit Committee authorized the inclusion of the financial statements as of and for the years ended December 31, 2005 audited by KPMG in the Company’s Annual Report on Form 10-K.

The Board determined in March 2003 that none of the members of the Audit Committee is an “audit committee financial expert” as defined in the SEC rules adopted under the Sarbanes-Oxley Act of 2002, but that Audit Committee member Joel C. Puckett has attributes and experience that make it unnecessary for the Company to recruit an “audit committee financial expert” for the Board and Audit Committee. Mr. Puckett graduated with distinction from the University of Minnesota in 1965 with a degree in accounting and is a certified public accountant. After college, he worked for Arthur Andersen & Company for eight years and thereafter maintained his own public accounting practice; in these capacities his accounting experience relates primarily to tax and financial planning matters. In addition, Mr. Puckett was for a number of years the managing partner of a private venture capital fund and in that capacity sought investment opportunities, reviewed business plans and made investment decisions. He currently serves on the boards of directors of a bank and a bank holding company, neither of which is publicly held.

Joel C. Puckett, Chairman

Harden H. Wiedemann

John H. Williams

Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933 or the Exchange Act that might incorporate future filings, including this Proxy Statement, in whole or in part, the preceding Report of the Audit Committee shall not be incorporated by reference into any such filings.

KPMG as Auditor

KPMG or its predecessor has served as the Company’s independent registered public accounting firm since 1984. The Company has been advised that KPMG has no relationship with the Company or its subsidiaries other than that arising from the firm’s employment as independent registered public accounting firm. Neither the Company nor any officer, director, or associate of the Company has any interest in KPMG.

Representatives of KPMG attend some meetings of the Audit Committee of the Board. The Audit Committee reviews audit and non-audit services performed by KPMG as well as the fees charged by KPMG for such services. In its review of non-audit service fees, the Audit Committee considers, among other things, the possible effect of the performance of such services on the auditor’s independence.

A representative of KPMG will be present at the Meeting and will have the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

Fees Paid to KPMG LLP

The following table shows the fees paid or accrued by the Company for the audit and other services provided KPMG for fiscal years 2005 and 2004.

	For the Year Ended December 31, 2005	For the Year Ended December 31, 2004

Audit Fees	$521,616	$405,703

Audit-Related fees (1)	115,783	111,174
Audit and Audit-Related fees	$637,399	$516,877

Tax fees (2)	15,800	75,350

All other fees	0	0
Total fees	$653,199	$592,227

(1)                                  Audit related fees of KPMG for the years ended December 31, 2005 and 2004 consisted of fees for statutory audit of insurance companies, services provided related to Section 404 of the Sarbanes-Oxley Act of 2002, audits of financial statements of employee benefit plans and services related to disclosure documents prepared by the Company.

(2)                                  Tax fees of KPMG for the years ended December 31, 2005 and 2004 consisted of fees for tax consultation and tax compliance services.

Pre-Approval Policies of Audit Committee

The Audit Committee Charter provides that any engagement of KPMG or any other independent auditor to render audit or non-audit services to the Company must be pre-approved by the Audit Committee. The Audit Committee has delegated to its Chairman the authority to grant pre-approvals of audit and non-audit services in cases where the fees for the engagement do not exceed $10,000. This pre-approval delegation does not apply to engagements for work in respect of the Company’s internal controls. During 2005, all services rendered to the Company by KPMG were pre-approved by either the Audit Committee or its Chairman acting within the scope of his delegated authority.

ACTION TO BE TAKEN UNDER THE PROXY

The accompanying proxy will be voted “FOR” the election of the eight persons recommended by the Board and named under “ELECTION OF DIRECTORS” as nominees for director of the Company unless the proxy is marked in such a manner as to withhold the authority to do so. It will also be voted in connection with the transaction of such other business as may properly come before the Meeting or any adjournment or adjournments thereof. The Board knows of no matters, other than the election of directors, to be considered at the Meeting. If, however, any other matters properly come before the Meeting or any adjournment or adjournments thereof, the persons named in the accompanying proxy will vote such proxy in accordance with their best judgment on any such matter. The persons named in the accompanying proxy will also vote to adjourn the Meeting from time to time, if in their judgment it is deemed to be advisable.

DATE OF RECEIPT OF SHAREHOLDER PROPOSALS

Rule 14a-8 under the Exchange Act addresses when a company must include a shareholder proposal in its proxy statement for the purpose of an annual or special meeting. Pursuant to the rule, in order for a shareholder proposal to be considered for inclusion in the proxy statement for the 2007 annual meeting of shareholders of the Company, a proposal must be received at the principal executive offices of the Company on or before December 19, 2006. However, if the date of the 2007 annual meeting of shareholders changes by more than 30 days from the date of the 2006 meeting, the deadline is a reasonable time before the Company begins to print and mail its proxy materials.

If a proposal is submitted for action at the 2007 annual meeting other than by the process provided by Rule 14a-8, the shareholder proposal must meet the requirements of Section 2.12 of the Bylaws of the Company. Section 2.12 of the Bylaws provides that to be timely, a proposal must be delivered to or mailed and received at the Company’s principal executive offices not less than 50 days nor more than 75 days prior to the meeting; provided, that if less than 65 days notice or prior public disclosure of the date of the meeting is given or made to shareholders, a shareholder’s notice to the Company must be received not later than the close of business on the 15th day following the day on which notice of the date of the annual meeting was mailed or public disclosure was made.

ANNUAL REPORTS

Form 10-K

The Company will furnish to each person whose proxy is being solicited, upon written request of any such person, and without charge, a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, and all amendments thereto, as filed with the SEC, including the financial statements and schedules thereto. Such report was filed with the SEC on March 31, 2006. Requests for copies of such report should be directed to GAINSCO, INC. Investor Relations, P. O. Box 199023, Dallas, Texas 75219-9023, telephone (972) 629-4400. This Report, as well as the Company’s other filings with the SEC, may be read and copied at the SEC’s public reference rooms located at 450 Fifth Street, N.W., Washington, D.C. 20549.

Please call the SEC at 1.800.SEC.0330 for further information on the public reference rooms. These SEC filings are also available to the public on the SEC’s web site at http://www.sec.gov.

Annual Report to Shareholders

The Annual Report to Shareholders of the Company for the fiscal year ended December 31, 2005 is being mailed concurrently with the mailing of this Proxy Statement. The Annual Report, which includes audited financial statements, does not form any part of the material for the solicitation of proxies.

Please date, sign and return the enclosed Proxy at your earliest convenience in the enclosed envelope. No postage is required for mailing in the United States. A prompt return of your Proxy will be appreciated. You may also vote your shares by using the internet or telephone in accordance with the instructions contained on the enclosed form of Proxy.

APPENDIX A

GAINSCO, INC.

AUDIT COMMITTEE CHARTER

The Board of Directors (the “Board”) of GAINSCO, INC. (the “Company”) approves and adopts the following Audit Committee Charter to specify the composition, roles and responsibilities of the Audit Committee. As used in this Charter, (i) “Company” includes the Company and its subsidiaries unless the context otherwise requires, (ii) “GAAP” means generally accepted accounting principles for financial reporting in the United States, (iii) “SEC” means the Securities and Exchange Commission and (iv) “S-O” means the Sarbanes-Oxley Act of 2002 and the rules of the SEC promulgated thereunder.

Purpose

•              The function of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities with respect to the accounting, financial reporting and related matters described below.

Composition

•              The Audit Committee shall consist of not less than three independent directors, each of whom shall have no relationship to the Company that may interfere with the exercise of his independence from management and the Company and shall be financially literate and at least one of whom shall have accounting or related financial management expertise. To be considered “independent” for this purpose, a director may not (other than in his capacity as a member of the Board or a Board committee), directly or indirectly, (a) receive any consulting, advisory or other compensatory fee from the Company, including any fees paid to any entity in which the director is a general partner, managing member or executive officer or has a similar position and any fees paid to any spouse or any child sharing a home with the director, or (b) be an officer, employee, affiliated or control person of the Company; provided that service on the board of directors of a controlled subsidiary of the Company shall not affect the independence of a director. The qualifications required of Audit Committee members shall be interpreted in conformity with S-O.

•              The Chairman of the Audit Committee shall be designated by the Board; provided that if a Chairman is not designated by the Board or present at a meeting, the Audit Committee may designate a Chairman by majority vote of the Audit Committee members then in office.

Roles and Responsibilities

Relationship With the Outside Auditors

•              The Company’s outside auditors are ultimately responsible to the Audit Committee.

•              The Audit Committee has the ultimate authority and responsibility to select, oversee and replace the outside auditors (or to nominate the outside auditors to be proposed for shareholder approval in any proxy statement), including the resolution of any disagreements between management and the auditors regarding financial reporting.

•              The Audit Committee has the further authority and responsibility to review the fees charged by the outside auditors, the scope of their engagement (including the prior approval of all engagements for audit and non-audit services to be performed) and proposed audit approach, and to recommend such review or auditing steps as the Audit Committee may consider desirable. The Audit Committee may delegate to any one or more of its members the authority to grant pre-approvals of audit and non-audit services.

•              The Audit Committee shall review and confirm the independence of the outside auditors by requiring that the outside auditors submit to the Audit Committee at least annually a formal written statement confirming their independence with respect to the Company, delineating all relationships between the outside auditors and the Company and confirming that their policies with respect to the rotation and compensation of audit partners comply with S-O, and engaging in a dialogue with the outside auditors with respect to any disclosed relationships or services that may impact their objectivity and independence.

•              The Audit Committee shall evaluate, at least annually, the internal quality control procedures of the outside auditors by seeking confirmation from the outside auditors of the adequacy of their internal quality controls, their standing before the Public Company Accounting Oversight Board (“PCAOB”) and the nature and status of any investigation or other proceedings by or before the PCAOB or any other regulatory body.

•              The Audit Committee shall approve the employment by the Company of any individual who has previously been employed by the outside auditors in any capacity relating to the Company’s financial statements.

•              Management is responsible for preparing the Company’s financial statements. The Company’s outside auditors are responsible for auditing the financial statements. The activities of the Audit Committee are in no way designed to supersede or alter these traditional responsibilities.

Relationship With Internal Auditors

•              The internal audit department, if the Company shall have one, shall have a direct reporting responsibility to the Audit Committee and through it to the Board.

•              The Audit Committee shall review the budget, plan, changes in plan, activities, organizational structure and qualifications of the internal audit department, if any and as needed.

•              The Audit Committee shall review the appointment, performance and replacement of the senior internal audit executive, if the Company has one.

•              The Audit Committee shall review significant reports prepared by the internal auditors, if any, together with management’s response and follow-up to these reports.

Internal Controls

•              The Audit Committee shall evaluate whether management is setting the appropriate tone at the top by communicating the importance of internal controls.

•              In consultation with management, the outside auditors and the internal auditors, the Audit Committee shall consider the Company’s significant financial risk exposures and the steps management has taken to monitor, control and report such exposures.

•              The Audit Committee shall focus on the extent to which internal auditors, if any, and outside auditors review computer systems and applications, the security of such systems and applications, and the contingency plan for processing financial information in the event of a systems breakdown.

•              The Audit Committee shall consider (i) reports by outside auditors as to internal controls required by S-O and (ii) the extent to which internal control recommendations made by outside auditors have been implemented by management.

•              The Audit Committee shall request that the internal auditors, if any, and outside auditors keep the Audit Committee informed about fraud, illegal acts and deficiencies in internal controls that come to their attention and such other matters as either the internal auditors or the outside auditors conclude should be brought to the attention of the Audit Committee.

•              The Audit Committee shall consult with the chief executive officer and chief financial officer regarding their respective certifications under S-O, including certifications and assessments with respect to internal controls and disclosure controls and procedures.

Financial Reporting

General

•              The Audit Committee shall review with management, the outside auditors and the internal auditors, if any, significant accounting and reporting issues applicable to the Company, including recent professional and regulatory pronouncements, and their impact on the financial statements.

Annual Financial Statements

•              The Audit Committee shall meet with management and the outside auditors to review the annual financial statements and the results of the annual audit prior to the release to the public of the results of operations for each fiscal year.

•              The Audit Committee shall review the annual financial statements prior to release to the public or filing with the SEC.

•              The Audit Committee shall obtain explanations from management on whether:

•              Actual financial results for the year varied significantly from budgeted or projected results.

•              Changes in financial ratios and relationships in the annual financial statements are consistent with changes in the Company’s operations and financing practices.

•              Generally accepted accounting principles have been consistently applied in the annual financial statements.

•              There are any actual or proposed changes in accounting or financial reporting practices.

•              There are any significant or unusual events or transactions.

•              The Company’s financial and operating controls are functioning effectively.

•              The Company has complied with the terms of loan agreements.

•              The annual financial statements contain adequate and appropriate disclosures.

•              The Audit Committee shall focus on complex or unusual transactions and on judgmental areas such as those involving valuation of assets and liabilities.

•              The Audit Committee shall review reports of inside and outside actuaries regarding the Company’s reserves for claims and claim adjustment expenses.

•              The Audit Committee shall (i) review with the outside auditors any difficulties the outside auditors encountered in the course of their audit work, including restrictions on the scope of their activities and significant disagreements with management, and (ii) consider management’s handling of any proposed audit adjustments identified by the outside auditors.

•              The Audit Committee shall consider the outside auditors’ judgments about the quality and appropriateness of (i) the Company’s accounting policies and practices, (ii) alternative accounting treatments under GAAP discussed with management, the ramifications of those alternatives and the outside auditors’ preferences and (iii) other material communications to management.

•              The Audit Committee shall discuss with management and the outside auditors any significant changes to the Company’s accounting principles, the degree of aggressiveness or conservatism of the accounting principles and underlying estimates used in the preparation of the Company’s financial statements, and any items required to be communicated by the outside auditors in accordance with Statement of Auditing Standards (“SAS”) No. 61, as amended by SAS No. 89 and SAS No. 90.

•              Based on the review and discussions with management and outside auditors contemplated by this Charter, the Audit Committee shall determine whether the audited annual financial statements shall be included in the Company’s Form 10-K Annual Report, subject to the comments and questions of any other members of the Board.

•              The Audit Committee shall review the Management’s Discussion and Analysis and other sections of the Company’s Form 10-K Annual Report before its release and consider whether the information is adequate and consistent with members’ knowledge about the Company and its operations and shall approve the filing of such report with the SEC, subject to the comments and questions of any other members of the Board.

Interim Financial Statements

•              The Audit Committee shall meet with management and the outside auditors to review the interim financial statements and the results of the auditors’ review thereof prior to the release to the public of the results for each quarter.

•              The Audit Committee shall review the quarterly financial statements prior to release to the public or filing with the SEC, including the disclosures made in management’s discussion and analysis of financial condition and results of operations prior to the filing of the Company’s Form 10-Q Report for the quarter and the results of the independent auditors’ reviews of the quarterly financial statements, and shall discuss with management the Company’s earnings press releases, including the use of “pro forma,” “adjusted” or other non-GAAP information, as well as any financial information and earnings guidance provided to analysts or rating agencies.

•              Obtain explanations from management on whether:

•              Actual financial results for the quarter or interim period varied significantly from budgeted or projected results.

•              Changes in financial ratios and relationships in the interim financial statements are consistent with changes in the Company’s operations and financing practices.

•              Generally accepted accounting principles have been consistently applied in the quarterly financial statements.

•              There are any actual or proposed changes in accounting or financial reporting practices.

•              There are any significant or unusual events or transactions.

•              The Company’s financial and operating controls are functioning effectively.

•              The Company has complied with the terms of loan agreements.

•              The interim financial statements contain adequate and appropriate disclosures.

•              The Audit Committee shall determine whether the interim financial statements shall be included in the Company’s Form 10-Q Report and shall approve the filing of such report with the SEC, subject in both cases to the comments and questions of any other members of the Board.

Compliance with Laws and Regulations

•              The Audit Committee shall review the effectiveness of the system for monitoring compliance with laws and regulations and the results of management’s investigation of and follow-up (including disciplinary action) on any fraudulent acts or accounting irregularities.

•              The Audit Committee shall periodically obtain updates from management regarding compliance.

•              The Audit Committee shall be satisfied that regulatory compliance matters have been considered in the preparation of the financial statements.

•              The Audit Committee shall review the findings of any examinations by regulatory agencies such as the SEC and the state insurance commissions which have supervisory authority over the Company’s insurance company subsidiaries.

•              The Audit Committee shall review with management and the independent auditors the effects of any regulatory and accounting initiatives, as well as off-balance sheet structures, if any.

Compliance with Codes of Conduct; Handling of “Whistleblower” Complaints

•              The Audit Committee shall evaluate whether management is setting the appropriate tone at the top by communicating the importance of the Company’s codes of conduct and the guidelines for acceptable business practices.

•              The Audit Committee shall review the program for monitoring compliance with the codes of conduct.

•              The Audit Committee shall establish procedures for handling “whistleblower” complaints regarding accounting, internal controls or auditing matters, including confidential, anonymous submissions by employees.

•              The Chairman of the Audit Committee shall be designated in the Company’s codes of conduct as a person to whom violations thereof, and “whistleblower” complaints regarding accounting, internal controls or auditing matters, may be reported.

Qualified Legal Compliance Committee

•              The Audit Committee shall constitute and function as a “qualified legal compliance committee” (“QLCC”) within the meaning of S-O.

•              The Audit Committee as a QLCC shall adopt procedures for the confidential receipt from attorneys for the Company, retention and reporting of evidence of material breaches of securities laws, fiduciary duties or similar violations of other laws.

•              The Audit Committee shall have all of the authority of a QLCC contemplated under S-O, including the authority to conduct investigations, implement appropriate responses, communicate with the SEC and take all other appropriate actions.

Other Responsibilities

•              The Audit Committee may meet with the outside auditors, the senior internal audit executive (if any), actuaries, management and any employee seeking to meet with the Audit Committee about any matter within its purview in separate executive sessions to discuss any matters that the Committee or these persons believe should be discussed privately.

•              The Audit Committee shall request that significant findings and recommendations made by the internal and outside auditors and actuaries be received and discussed on a timely basis.

•              The Audit Committee shall review, with the Company’s counsel, any legal matters that could have a significant impact on the Company’s financial statements.

•              The Audit Committee shall review the policies and procedures in effect for considering officers’ expenses and perquisites.

•              The Audit Committee shall perform other oversight functions as requested by the Board.

Charter Scope

•              The Audit Committee shall review and reassess the adequacy of this Charter at least annually.

•              The Audit Committee shall submit this Charter to the Board for approval, and have the Charter published at least every three years in accordance with the rules of the SEC from time to time in effect.

Reporting Responsibilities to the Board and the Shareholders

•              The Audit Committee shall regularly update the Board about Audit Committee activities and make appropriate recommendations.

•              The Audit Committee shall annually prepare a report to shareholders as required by SEC rules for inclusion in the Company’s proxy statement.

Meetings

•              The Audit Committee shall meet at least four times annually and may meet more frequently as circumstances dictate.

•              Meetings of the Audit Committee may be in person or by conference call in accordance with Article 4.03 of the Bylaws of the Company.

•              Meetings of the Audit Committee shall be held at such time and place, and upon such notice, as the Chairman of the Audit Committee may from time to time determine.

•              The Chairman of the Audit Committee shall develop the agenda for each meeting and in doing so may consult with management, legal counsel, the internal auditors, if any, and the outside auditors. The Chairman shall determine whether, or for what portion of any meeting, representatives from management, counsel, the internal auditors, if any, and the outside auditors are to be invited or excused.

•              Except as specifically provided in this Charter, Article 8 of the Bylaws of the Company with respect to committees of the Board shall apply to the Audit Committee.

Reliance

•              The Audit Committee shall be entitled to rely upon valuations, opinions, reports, statements (including financial statements) and other financial information concerning the Company or another person that were prepared or presented by (i) one of more officers or employees of the Company, (ii) legal counsel, public accountants, investment bankers or other persons as to matters the members reasonably believe are within the persons’ professional or expert competence or (iii) another committee of the Board.

Authority

•              The Audit Committee shall have the authority to conduct any investigation appropriate to fulfilling its responsibilities and shall have direct access to the outside auditors and the internal auditors, if any, as well as anyone in the Company.

•              The Audit Committee shall have the ability to retain, at the Company’s expense, such special legal, accounting or other consultants or experts it deems necessary in the performance of its duties.

•              The Audit Committee may from time to time delegate to its Chairman or any of its members the responsibility for any particular matters.

GAINSCO, INC.

■	You can now vote your shares electronically through the Internet or the telephone.
■	This eliminates the need to return the proxy card.
■	Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card.

TO VOTE YOUR PROXY BY INTERNET

www.continentalstock.com

Have your proxy card available when you access the above website. You will be prompted to enter the company number, proxy number and account number to create an electronic ballot. Follow the prompts to vote your shares.

TO VOTE YOUR PROXY BY MAIL

Mark, sign and date your proxy card below, detach it and return it in the postage-paid envelope provided.

TO VOTE YOUR PROXY BY PHONE

1-866-894-0537

Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. You will be prompted to enter the company number, proxy number and account number. Follow the voting instructions to vote your shares.

PLEASE DO NOT RETURN THE BELOW CARD IF VOTED

ELECTRONICALLY

  FOLD AND DETACH HERE AND READ THE REVERSE SIDE

PROXY BY MAIL

	Please mark	X
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN, AND IN THE	your votes
ABSENCE OF SPECIFIC DIRECTIONS TO THE CONTRARY, THIS PROXY WILL BE VOTED FOR ITEM 1.	like this

FOR	WITHHELD
☐	☐

1.   To elect a Board of Directors consisting of eight persons.

(INSTRUCTION: To withhold authority to vote for any individual nominee strike a line through the nominee’s name below)

01 Glenn W. Anderson, 02 Robert J. Boulware, 03 John C. Goff, 04 Joel C. Puckett, 05 Sam Rosen, 06 Robert W. Stallings, 07 Harden H. Wiedemann and 08 John H. Williams.

Change of Address	☐

IF YOU WISH TO VOTE ELECTRONICALLY PLEASE READ THE INSTRUCTIONS ABOVE

COMPANY ID: PROXY NUMBER: ACCOUNT NUMBER:

Signature	Signature	Date
NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

FOLD AND DETACH HERE

GAINSCO, INC.

P R O X Y	PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 10, 2006

The undersigned hereby appoints Robert W. Stallings, Joel C. Puckett and Glenn W. Anderson, and each of them, proxies with full power of substitution and with discretionary authority, to vote all shares of Common Stock that the undersigned is entitled to vote at the annual meeting of the shareholders of GAINSCO, INC. to be held on May 10, 2006 at 9:00 a.m. (Dallas Time), on the 1st Floor, 3333 Lee Parkway, Dallas, Texas 75219, or at any adjournment thereof, hereby revoking any proxy heretofore given. In their discretion the proxies are authorized to vote upon such other business as may properly come before the meeting.

(USE ONLY FOR CHANGE OF ADDRESS)

(If you have written in the above space, please mark the corresponding box on the reverse side of this card)

The members of the Board of Directors unanimously recommend that the Shareholders vote FOR the proposal to elect a Board of Directors consisting of eight persons.

The undersigned hereby acknowledges receipt of the Notice of the aforesaid Annual Meeting.

(Continued and to be signed on reverse side)